EXHIBIT 99.1

Giggles N’ Hugs Will Provide Corporate Update and Host an Investor/shareholder Conference Call on November 20th, 2019

Los Angeles, Nov. 12, 2019 (GLOBE NEWSWIRE) — Giggles N’ Hugs, Inc. (OTCQB: GIGL), owner and operator of family-friendly restaurants that bring together high-end, organic food with active, cutting-edge play and entertainment for children, today announced it will host an investor conference call on Wednesday November 20th, 2019, at 11:00am. PST to update investors and shareholders on recent news and key company initiatives.

“We look forward to the opportunity to update and share the details of recent news and progress on the Maxim engagement as well as other company initiatives, commented Joey Parsi, Founder and co-CEO of Giggle N’ Hugs”.

“Philip Gay and I also plan to discuss several initiatives underway designed to have a positive impact on our business, operations, and hopefully our stock price. Although there are no guarantees of success, these initiatives should have a positive impact in the long term,” stated Parsi.

“We appreciate the continued support of our shareholders and look forward to speaking in-depth with everyone on the call in regard to all the above,” said Parsi. “We recognize the challenges that lay ahead, and we remain committed to exploring every option to succeed and achieve our growth objectives. With the success we’ve seen at the store level, with year-over-year sales increases and margin improvements, the rave reviews we’ve received from customers, the coverage we’ve garnered in the media, the foot traffic we bring to malls, the uniqueness of the concept, and more, we remain highly optimistic for the future”, Parsi concluded.

Please join us on the call.

Call Details:

Date: Wednesday November 20th, 2019

Time: 11:00 a.m. PST

Dial-in number: (515) 604-9319

Access code: 747760

About Giggles N’ Hugs

Giggles N’ Hugs is the first and only restaurant that brings together high-end, organic food with active, cutting-edge play and entertainment for children. Every Giggles N’ Hugs location offers an upscale, family-friendly atmosphere with a dedicated play area that children 10 and younger absolutely love. We feature high-quality menus made from fresh and local foods, nightly entertainment such as magic shows, concerts, puppet shows and face painting, and hugely popular party packages for families that want to do something special.

Forward Looking Statements:

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”). Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Giggles N Hugs

3222 Galleria Way

Glendale CA, 91210

investors@gigglesnhugs.com